EXHIBIT 77Q1(a)
Nicholas-Applegate Fund, Inc.
For the semi-annual period ending June 30, 2003
File No. 811-5019

Item 77K.  Changes in Registrant?s Certifying Accountant.
         On March 5, 2003, the Audit Committee of the Board of Directors of Nicholas-Applegate
Fund, Inc. (the ?Fund?) recommended a change in auditors to the Fund?s Board of Directors. The
Board of Directors on March 5, 2003 approved the engagement of PricewaterhouseCoopers LLP
(?PwC?) to serve as the Fund?s independent public accountants and authorized the termination of
Ernst & Young LLP (?Ernst & Young?) as the Fund?s independent public accountants, effective immediately. Ernst & Young had been the Fund?s independent public accountants since the Fund?s inception in 1995.
         Ernst & Young?s reports on the financial statements of the Fund for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
         During the Fund?s two most recent fiscal years ended
December 31, 2002 and the subsequent
interim period through March 5, 2003, there were no disagreements between the Fund and
Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to
Ernst & Young?s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Fund?s consolidated financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of
Regulation S-K.
         Pursuant to Item 304(a)(3) of Regulation S-K, the Fund requested Ernst & Young to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not
Ernst & Young agrees with the above statements. Ernst & Young has provided the letter that is attached as Exhibit 77Q1(b).
         During the Fund?s two most recent fiscal years ended
December 31, 2002 and the subsequent
interim period through March 5, 2003, the Fund did not consult with PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund?s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.







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